CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Second Quarter 2022 Results

Houston, TX, August 4, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention (“IIP”) services, today reported results for the second quarter and six months ended June 30, 2022 (“2022 Second Quarter”).

QUARTER HIGHLIGHTS

•
Operating Results per diluted share, a non-GAAP measure (defined below), was $0.90 per diluted share for the 2022 Second Quarter, the second highest quarterly amount in the Company’s history.  For the three months ended June 30, 2021 (“2021 Second Quarter”), Operating Results per diluted share was $0.96, the highest quarterly amount in the Company’s history.

•
Adjusted EBITDA, a non-GAAP measure (defined below), was $21.3 million for the 2022 Second Quarter, a slight decrease from $21.4 million for the 2021 Second Quarter. See pages 14 and 15 for a discussion and reconciliation to results according to GAAP.

•
For the 2022 Second Quarter, USPH’s net income attributable to its shareholders, a Generally Accepted Accounting Principles (“GAAP”) measure, was $11.2 million compared to $12.4 million for the 2021 Second Quarter.  GAAP requires the Company to include a charge for the revaluation of its non-controlling interest, net of taxes, in its computation of earnings per diluted share. Earnings per diluted share on a GAAP basis, was $0.87 for the 2022 Second Quarter as compared to $0.82 for the 2021 Second Quarter.

•	Average visits per clinic per day in the 2022 Second Quarter was 29.5, an increase from the first quarter of 2022 of 27.9 and slightly less than the Company-high 30.0 in the 2021 Second Quarter.
•	Total patient visits were 1,145,554 for the 2022 Second Quarter, an increase of 5.7% from 1,084,070 for the 2021 Second Quarter.
•	The net rate per patient visit was $103.18 in the 2022 Second Quarter as compared to $104.46 in the 2021 Second Quarter due to rate reductions implemented by Medicare in 2022.
•	Net patient revenue from physical therapy operations was $118.2 million for the 2022 Second Quarter, an increase of 4.4% from $113.2 million for the 2021 Second Quarter.
•
Industrial injury prevention (“IIP”) services revenue was an all-time high of $19.4 million for the 2022 Second Quarter, representing a 93.7% increase over the 2021 Second Quarter. Excluding $6.8 million of revenue related to the November 2021 IIP acquisition, IIP services revenue increased 25.5% period over period.

•	Total revenue of $140.7 million for the 2022 Second Quarter was 10.8% higher than total revenue of $126.9 million for the 2021 Second Quarter.
•
Physical therapy total operating costs were $81.09 per visit in the 2022 Second Quarter as compared to $76.50 per visit in the 2021 Second Quarter, an increase of 6.0%.  Physical therapy salaries and related costs were $58.29 per visit in the 2022 Second Quarter as compared to $55.95 per visit in the Second Quarter 2021, an increase of 4.2%.

•
Total operating cost was 78.1% of total revenue in the 2022 Second Quarter, as compared to 73.0% for the 2021 Second Quarter.  Total salaries and related costs were 56.8% of total revenue for the 2022 Second Quarter versus 54.3% for the 2021 Second Quarter.

•
On June 21, 2022, the Company announced the closing of a $325 million, five-year credit facility that includes a $150 million term loan and a $175 million revolver. Based on strong lender support, the credit facility was upsized from its $300 million launch amount. This is an increase and extension of the Company’s previous $150 million credit facility. The Company concurrently announced that it entered into an interest rate swap agreement in May, with a June 30 effective date, to lock the 1-month term SOFR rate on $150 million of its debt at a 5-year swap rate of 2.815%. The total interest rate in any particular period will also include an applicable margin based on the Company’s consolidated leverage ratio.

•	The Company’s Board of Directors declared a quarterly dividend of $0.41 per share payable on September 16, 2022 to shareholders of record on August 18, 2022.
•
Management updated the Company’s guidance to reflect the impact of its recent financing transaction on interest expense as well as inflation in wages and other costs it began experiencing in the 2022 Second Quarter.  Management currently expects its Adjusted EBITDA for the full year of 2022 to be in the range of $73.5 million to $75.4 million with Operating Results per share, which reflects the increase in interest expense, to be in the range of $2.65 to $2.75.

U.S. Physical Therapy Press Release	Page 2
August 4, 2022

Management’s Comments

Chris Reading, Chief Executive Officer, said, “Despite an increasingly difficult operating environment, our team produced the second highest quarterly results in our Company’s history.  In the second quarter, we began to feel the impact of rising costs and while we are working hard and making some adjustments to alleviate some of those, we believe our costs will be higher than originally expected for the remainder of the year which has been reflected in our updated guidance numbers.  Further, we took the important and necessary step to expand our credit facility which gives us more dry powder to use for acquisitions and other investments.  On that front, we have been very active and expect to close a number of deals before year’s end which should be very positive for 2023 and forward.”

Carey Hendrickson, Chief Financial Officer, said, “We are very pleased to have completed the financing transaction in the second quarter, which was important to provide us the capital we need for growth.  The related interest rate swap, which fixed the interest rate on $150 million of our debt for five years, provides us certainty in the rising interest rate environment at a rate that we believe is favorable over the five-year period.”

Second Quarter 2022 Compared to Second Quarter 2021

•
Reported total revenue for the 2022 Second Quarter was $140.7 million, an increase of 10.8% as compared to $126.9 million for the 2021 Second Quarter.  See table below for a detail of reported total revenue (in thousands):

	Three Months Ended
	June 30, 2022	June 30, 2021
Revenue related to Mature Clinics	$108,582	$110,105
Revenue related to 2022 Clinic Additions	3,117	-
Revenue related to 2021 Clinic Additions	6,191	2,414
Revenue from clinics sold or closed in 2022	306	592
Revenue from clinics sold or closed in 2021	-	127
Net patient revenue from physical therapy operations	118,196	113,238
Other revenue	898	918
Revenue from physical therapy operations	119,094	114,156
Revenue from management contracts	2,125	2,739
Revenue from industrial injury prevention services	19,437	10,033
Total Revenue	$140,656	$126,928

•
Revenue from physical therapy operations increased $4.9 million, or 4.3%, to $119.1 million for the 2022 Second Quarter from $114.2 million for the 2021 Second Quarter. The average net patient revenue per visit was $103.18 for the 2022 Second Quarter as compared to $104.46 for the 2021 Second Quarter. Total patient visits increased 5.7% to 1,145,554 for the 2022 Second Quarter from 1,084,070 for the 2021 Second Quarter.

•
Net patient revenue related to clinics opened or acquired prior to 2021 and still in operation at June 30, 2022 (“Mature Clinics”) decreased $1.5 million, or 1.4%, to $108.6 million for the 2022 Second Quarter compared to $110.1 million for the 2021 Second Quarter, due mostly to the decrease in average net patient revenue per visit. Visits for Mature Clinics (same store) for the 2022 Second Quarter decreased slightly (0.2%) as compared to the 2021 Second Quarter.

U.S. Physical Therapy Press Release	Page 3
August 4, 2022

•
IIP services revenue increased 93.7% to $19.4 million for the 2022 Second Quarter as compared to $10.0 million for the 2021 Second Quarter.  Excluding $6.8 million of revenue related to the IIP acquisition in November 2021, IIP services revenue increased 25.5% in the 2022 Second Quarter as compared to the 2021 Second Quarter.

•
Total operating cost was $109.8 million for the 2022 Second Quarter, or 78.1% of total revenue, as compared to $92.6 million, or 73.0% of total revenue, for the 2021 Second Quarter. Operating cost related to Mature Clinics increased by $4.0 million, or 5.0%, for the 2022 Second Quarter compared to the 2021 Second Quarter.   In addition, operating cost related to the industrial injury prevention services business increased by $7.8 million of which $5.7 million related to the Company’s November 2021 IIP acquisition.  See table below for a detail of operating cost (in thousands):

	Three Months Ended
	June 30, 2022	June 30, 2021
Operating cost related to Mature Clinics	$84,216	$80,205
Operating cost related to 2022 Clinic Additions	2,692	-
Operating cost related to 2021 Clinic Additions	5,666	2,063
Operating cost related to clinics sold or closed in 2022	324	555
Operating cost related to clinics sold or closed in 2021	-	107
Operating cost related to physical therapy operations	92,898	82,930
Operating cost related to management contracts	1,622	2,203
Operating cost related to industrial injury prevention services	15,315	7,491
Total operating cost	$109,835	$92,624

•
Total salaries and related costs, including all operations, were 56.8% of total revenue for the 2022 Second Quarter versus 54.3% for the 2021 Second Quarter.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.2% for the 2022 Second Quarter versus 17.6% for the 2021 Second Quarter. The provision for credit losses as a percentage of total revenue were 1.1% for 2022 Second Quarter and 2021 Second Quarter.

•
Gross profit for the 2022 Second Quarter, was $30.8 million, a decrease of $3.5 million, or 10.2%, as compared to $34.3 million for the 2021 Second Quarter. The gross profit percentage was 21.9% of total revenue for the 2022 Second Quarter as compared to 27.0% for the 2021 Second Quarter. The gross profit percentage for the Company’s physical therapy operations was 22.0% for the 2022 Second Quarter as compared to 27.4% for the 2021 Second Quarter. The gross profit percentage on management contracts was 23.7% for the 2022 Second Quarter as compared to 19.6% for the 2021 Second Quarter.  The gross profit percentage for industrial injury prevention services was 21.2% for the 2022 Second Quarter as compared to 25.3% for the 2021 Second Quarter.  The IIP margin in 2022 has been impacted by the lower margin profile of the Company’s November 2021 IIP acquisition.  The table below details the gross profit (in thousands):

	Three Months Ended
	June 30, 2022	June 30, 2021

Physical therapy operations	$26,196	$31,226
Management contracts	503	536
Industrial injury prevention services	4,122	2,542
Gross profit	$30,821	$34,304

U.S. Physical Therapy Press Release	Page 4
August 4, 2022

•
Corporate office costs were $10.7 million for the 2022 Second Quarter compared to $12.1 million for the 2021 Second Quarter. Corporate office costs were 7.6% of total revenue for the 2022 Second Quarter as compared to 9.5% for the 2021 Second Quarter.  The decrease was primarily due to lower estimated bonus expense in the 2022 Second Quarter than the 2021 Second Quarter.

•
Operating income for the 2022 Second Quarter was $20.1 million and $22.2 million for 2021 Second Quarter. Operating income as a percentage of total revenue was 14.3% for the 2022 Second Quarter as compared to 17.5% for the 2021 Second Quarter.

•
The loss on revaluation of put-right liability was $617,000.  As part of the IIP business acquisition on November 30, 2021, the Company also agreed to the potential future purchase of a separate company under the same ownership that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years, with such right having a $3.5 million value at June 30, 2022, as reflected on the Company’s consolidated balance sheet in Other long-term liabilities. The value of this right will continue to be adjusted in future periods, as appropriate.

•
The provision for income tax was $4.2 million for the 2022 Second Quarter and $4.6 million for the 2021 Second Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.5% for the 2022 Second Quarter and 26.9% for the 2021 Second Quarter. See table below ($ in thousands):

	Three Months Ended
	June 30, 2022	June 30, 2021
Income before taxes	$19,495	$22,039

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,626)	(3,611)
Non-controlling interest - permanent equity	(1,435)	(1,425)
	$(4,061)	$(5,036)

Income before taxes less net income attributable to non-controlling interest	$15,434	$17,003

Provision for income taxes	$4,239	$4,567

Percentage	27.5%	26.9%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $2.6 million for the 2022 Second Quarter and $3.6 million for the 2021 Second Quarter.  Net income attributable to non-controlling interest (permanent equity) was $1.4 million for the 2022 Second Quarter and for the 2021 Second Quarter.

•
For the 2022 Second Quarter, the Company’s net income attributable to its shareholders was $11.2 million as compared to $12.4 million for the 2021 Second Quarter.  In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but charged directly to retained earnings; however, the charge for this change is included in the earnings per basic and diluted share calculation. Inclusive of the charge for revaluation of non-controlling interest, net of taxes, the amount is $11.4 million, or $0.87 per diluted share, for the 2022 Second Quarter, and $10.5 million, or $0.82 per diluted share, for the 2021 Second Quarter.

•
For the 2022 Second Quarter, the Company’s Operating Results, a non-GAAP measure, was $11.7 million, or $0.90 per diluted share, a decrease of 6.3%, as compared to $12.4 million, or $0.96 per diluted share, for the 2021 Second Quarter.  See table on page 15.

•
For the 2022 Second Quarter, the Company’s Adjusted EBITDA, a non-GAAP measure, was $21.3 million, a slight decrease from $21.4 million in the 2021 Second Quarter.  See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 14 and 15.

U.S. Physical Therapy Press Release	Page 5
August 4, 2022

2022 Six Months Compared to 2021 Six Months

•
Reported total revenue for the 2022 Six Months was $272.4 million, an increase of 13.8% as compared to $239.3 million for the 2021 Six Months.  See table below for a detail of reported total revenue (in thousands):

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Revenue related to Mature Clinics	$211,215	$208,531
Revenue related to 2022 Clinic Additions	3,312	-
Revenue related to 2021 Clinic Additions	12,346	2,465
Revenue from clinics sold or closed in 2022	861	1,104
Revenue from clinics sold or closed in 2021	-	392
Net patient revenue from physical therapy operations	227,734	212,492
Other revenue	1,770	1,464
Revenue from physical therapy operations	229,504	213,956
Revenue - Management contracts	4,351	5,297
Revenue - Industrial injury prevention services	38,505	20,043

Total Revenue	$272,360	$239,296

•
Revenue from physical therapy operations increased $15.5 million, or 7.3%, to $229.5 million for the 2022 Six Months from $214.0 million for the 2021 Six Months. The average net patient revenue per visit was $103.09 for the 2022 Six Months as compared to $104.58 for the 2021 Six Months. Total patient visits increased 8.7% to 2,209,073 for the 2022 Six Months from 2,031,858 for the 2021 Six Months.

•
Net patient revenue related to clinics opened or acquired prior to 2021 and still in operation at June 30, 2022 (“Mature Clinics”) increased $2.7 million, or 1.3%, to $211.2 million for the 2022 Six Months compared to $208.5 million for the 2021 Six Months. Visits for Mature Clinics (same store) for the 2022 Six Months increased 3.0% as compared to the 2021 Six Months. The increase in visits was partially offset by a reduction in the net patient revenue per visit.

U.S. Physical Therapy Press Release	Page 6
August 4, 2022

•
IIP services revenue increased 92.1% to $38.5 million for the 2022 Six Months as compared to $20.0 million for the 2021 Six Months.  Excluding $13.7 million of revenue related to the IIP acquisition in November 2021, IIP services revenue increased 24.0% in the 2022 Six Months as compared to the 2021 Six Months.

•
Total operating cost was $215.0 million for the 2022 Six Months, or 78.9% of total revenue, as compared to $179.1 million, or 74.8% of total revenue, for the 2021 Six Months. Operating cost related to Mature Clinics increased by $10.1 million for the 2022 Six Months compared to the 2021 Six Months.  In addition, operating cost related to the industrial injury prevention services business increased by $15.5 million of which $11.3 million related to the recent IIP acquisition.  See table below for a detail of operating cost (in thousands):

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Operating cost related to Mature Clinics	$166,468	$156,321
Operating cost related to 2022 Clinic Additions	3,083	-
Operating cost related to 2021 Clinic Additions	11,466	2,128
Operating cost related to clinics sold or closed in 2022	251	979
Operating cost related to clinics sold or closed in 2021	-	442
Operating cost - Physical therapy operations	181,268	159,870
Operating cost - Management contracts	3,453	4,448
Operating cost - Industrial injury prevention services	30,230	14,778
Total operating cost	$214,951	$179,096

•
Total salaries and related costs, including all operations, were 56.9% of total revenue for the 2022 Six Months versus 55.4% for the 2021 Six Months.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 20.9% for the 2022 Six Months versus 18.3% for the 2021 Six Months. The provision for credit losses as a percentage of total revenue was 1.0% for 2022 Six Months and 1.1% for 2021 Six Months.

•
Gross profit for the 2022 Six Months, was $57.4 million, a decrease of $2.8 million, or 4.6%, as compared to $60.2 million for the 2021 Six Months. The gross profit percentage was 21.1% of total revenue for the 2022 Six Months as compared to 25.2% for the 2021 Six Months. The gross profit percentage for the Company’s physical therapy operations was 21.0% for the 2022 Six Months as compared to 25.3% for the 2021 Six Months. The gross profit percentage on management contracts was 20.6% for the 2022 Six Months as compared to 16.0% for the 2021 Six Months.  The gross profit percentage for industrial injury prevention services was 21.5% for the 2022 Six Months as compared to 26.3% for the 2021 Six Months. The IIP margin in 2022 has been impacted by the lower margin profile of the Company’s November 2021 IIP acquisition.  The table below details the gross profit (in thousands):

	For the Six Months Ended
	June 30, 2022	June 30, 2021

Physical therapy operations	$48,236	$54,086
Management contracts	898	849
Industrial injury prevention services	8,275	5,265
Gross profit	$57,409	$60,200

U.S. Physical Therapy Press Release	Page 7
August 4, 2022

•
Corporate office costs were $22.3 million for the 2022 Six Months compared to $22.9 million for the 2021 Six Months. Corporate office costs were 8.2% of total revenue for the 2022 Six Months as compared to 9.6% for the 2021 Six Months. The decrease was primarily due to lower estimated bonus expense in the 2022 Six Months than the 2021 Six Months.

•
Operating income for the 2022 Six Months were $35.1 million and $37.3 million for 2021 Six Months. Operating income as a percentage of total revenue was 12.9% for the 2022 Six Months as compared to 15.6% for the 2021 Six Months.

•
The loss on revaluation of the put-right liability was $14,000.  As part of the IIP business acquisition on November 30, 2021, the Company also agreed to the potential future purchase of a separate company under the same ownership that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years, with such right having a $3.5 million value at June 30, 2022, as reflected on the Company’s consolidated balance sheet in Other long-term liabilities. The value of this right will continue to be adjusted in future periods, as appropriate.

•
The provision for income tax was $7.7 million for the 2022 Six Months and $7.5 million for the 2021 Six Months. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.9% for the 2022 Six Months and 26.7% for the 2021 Six Months. See table below ($ in thousands):

	For the Six Months Ended
	June 30, 2022	June 30, 2021

Income before taxes	$34,975	$36,869

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(5,183)	(6,064)
Non-controlling interest - permanent equity	(2,061)	(2,685)
	$(7,244)	$(8,749)

Income before taxes less net income attributable to non-controlling interest	$27,731	$28,120

Provision for income taxes	$7,737	$7,511

Percentage	27.9%	26.7%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $5.2 million for the 2022 Six Months and $6.1 million for the 2021 Six Months.  Net income attributable to non-controlling interest (permanent equity) was $2.1 million for the 2022 Six Months and $2.7 million for the 2021 Six Months.

•
For the 2022 Six Months, the Company’s net income attributable to its shareholders was $20.0 million for the 2022 Six Months and $20.6 million for 2021 Six Months.  Inclusive of the charge for revaluation of non-controlling interest, net of taxes, the amount is $20.0 million, or $1.55 per diluted share, for the 2022 Six Months, and $13.3 million, or $1.03 per diluted share, for the 2021 Six Months. See table on page 15.

•
For the 2022 Six Months, the Company’s Operating Results, a non-GAAP measure, was $20.0 million, or $1.54 per diluted share, a decrease of 3.0%, as compared to $20.6 million, or $1.60 per diluted share, for the 2021 Second Quarter.  See table on page 15.

•
For the 2022 Six Months, the Company’s Adjusted EBITDA, a non-GAAP measure, was $38.8 million, an increase of 5.5% from $36.8 million in the 2021 Six Months. See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 14 and 15.

U.S. Physical Therapy Press Release	Page 8
August 4, 2022

Other Comprehensive Income
Concurrently with the amended credit facility, the Company entered into an interest rate swap agreement in May 2022, which has a $150 million notional value, a maturity date of June 30, 2027 and was effective on June 30, 2022. Beginning in July 2022, the Company pays a fixed rate of interest of 2.815% based on 1-month SOFR. The total interest rate in any period will also include an applicable margin based on the Company’s consolidated leverage ratio. Currently, the Company’s interest rate including the applicable margin is 4.665%.  Unrealized gains and losses related to the fair value of the interest rate swap are recorded to accumulated other comprehensive income (loss), net of tax. The fair value of the interest rate swap at June 30, 2022, was $0.5 million, which has been included within current liabilities in the accompanying Consolidated Balance Sheet. The impact of the interest rate swap on the accompanying Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2022 was an unrealized loss of $0.4 million, net of tax.

Quarterly Dividend
The Board of Directors declared a quarterly dividend of $0.41 per share payable on September 16, 2022, to shareholders of record on August 18, 2022.

Management Revises 2022 Guidance
Management currently expects the Company’s Adjusted EBITDA for the full year of 2022 to be in the range of $73.5 million to $75.4 million and for its Operating Results to be in the range of $34.4 million to $35.8 million, or $2.65 to $2.75 per share.  The change in guidance is primarily attributable to two factors:
■
Increases in the Company’s interest expense due to rising interest rates in the U.S. and the Company’s financing transaction completed in the second quarter of 2022.  The Company has $150 million of fixed debt which is currently expected to generate interest at a fixed rate of 4.665% for the remainder of the year.

■	The impact of inflation on the Company’s wages and other costs which elevated during the second quarter and are expected to continue through the remainder of the year.

Please note that the earnings guidance represents projected results from existing operations and excludes future acquisitions.  The annual guidance figures will not be updated unless there is a material development that causes management to believe that results will be significantly outside the given ranges.

Second Quarter 2022 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on August 4, 2022, to discuss results for the Company's 2022 Second Quarter and Six months ended June 30, 2022. Interested parties may participate in the call by dialing 1-800-459-5346 or 203-518-9544 and entering reservation number USPHQ22022 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via webcast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 5, 2022, at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 9
August 4, 2022

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

• the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 and its variants, for which the total financial magnitude cannot be currently estimated;
• changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
• changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
• compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
• competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets; • the impact of COVID-19 related vaccination and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
• changes as the result of government enacted national healthcare reform;
• business and regulatory conditions including federal and state regulations;
• governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
• revenue and earnings expectations;
• legal actions, which could subject us to increased operating costs and uninsured liabilities;
• general economic conditions, including but not limited to inflationary and recessionary periods;
• availability and cost of qualified physical therapists;
• personnel productivity and retaining key personnel;
• competitive environment in the industrial injury prevention services business, which could result in the termination or nonrenewal of contractual service arrangements and other adverse financial consequences for that service line;
• acquisitions, and the successful integration of the operations of the acquired businesses;
• impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
• maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
• a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;
• maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;
• maintaining adequate internal controls;
• maintaining necessary insurance coverage;
• availability, terms, and use of capital; and
• weather and other seasonal factors.

In addition to the above, see Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and the additional risk factor below:
Our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing, and our ability to operate our business.

We have outstanding debt obligations that could adversely affect our financial condition and limit our ability to successfully implement our business strategy. Furthermore, from time to time, we may need additional financing to support our business and pursue our business strategy, including strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure that additional financing will be available to us on favorable terms when required, or at all.
 Our loan agreements contain certain restrictions and requirements that among other things:
•	require us to maintain a quarterly fixed charge coverage ratio and minimum working capital ratio;
•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions, to fund growth or for general corporate purposes;
•	limit our future ability to refinance our indebtedness on terms acceptable to us or at all;
•	limit our flexibility in planning for or reacting to changes in our business and market conditions or in funding our strategic growth plan; and
•	impose on us financial and operational restrictions.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described in our Annual Report on Form 10-K filed on March 1, 2022. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. There is no guarantee that we will be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

If we fail to satisfy our debt service obligations or the other restrictions and requirements in our loan agreements, we could be in default. Unless cured or waived, a default would permit lenders to accelerate the maturity of the debt under the credit agreement and to foreclose upon the collateral securing the debt.

Our outstanding loans bear interest at variable rates. In response to the variable rates, we entered into entered into an interest rate swap agreement.  See above for further discussion of this swap agreement.
Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 608 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 33 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 10
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net patient revenue	$118,196	$113,238	$227,734	$212,492
Other revenue	22,460	13,690	44,626	26,804
Net revenue	140,656	126,928	272,360	239,296
Operating cost:
Salaries and related costs	79,939	68,866	155,088	132,681
Rent, supplies, contract labor and other	28,345	22,394	57,007	43,851
Provision for credit losses	1,551	1,364	2,856	2,564
Total operating cost	109,835	92,624	214,951	179,096

Gross profit	30,821	34,304	57,409	60,200

Corporate office costs	10,741	12,074	22,297	22,948
Operating income	20,080	22,230	35,112	37,252

Other income and expense
Equity in earnings of unconsolidated affiliate	340	-	679	-
Other and interest income	679	46	725	100
Change in revaluation of put-right liability	(617)	-	(14)	-
Interest expense - debt and other, net	(987)	(237)	(1,527)	(483)
Total other income and expense	(585)	(191)	(137)	(383)
Income before taxes	19,495	22,039	34,975	36,869

Provision for income taxes	4,239	4,567	7,737	7,511

Net income	15,256	17,472	27,238	29,358

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,626)	(3,611)	(5,183)	(6,064)
Non-controlling interest - permanent equity	(1,435)	(1,425)	(2,061)	(2,685)
	(4,061)	(5,036)	(7,244)	(8,749)

Net income attributable to USPH shareholders	$11,195	$12,436	$19,994	$20,609

Basic and diluted earnings per share attributable to USPH shareholders	$0.87	$0.82	$1.55	$1.03

Shares used in computation - basic and diluted	12,998	12,902	12,968	12,886

Dividends declared per common share	$0.41	$0.35	$0.82	$0.70

U.S. Physical Therapy Press Release	Page 11
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net income	$15,256	$17,472	$27,238	$29,358
Other comprehensive loss
Unrealized loss on cash flow hedge	(531)	-	(531)	-
Tax effect at statutory rate (federal and state) of 25.55%	136	-	136	-
Comprehensive income	$14,725	$17,472	$26,707	$29,358

Comprehensive income attributable to non-controlling interest	(4,061)	(5,036)	(7,244)	(8,749)
Comprehensive income attributable to USPH shareholders	$10,664	$12,436	$19,463	$20,609

U.S. Physical Therapy Press Release	Page 12
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$48,572	$28,567
Patient accounts receivable, less allowance for credit losses of $2,948 and $2,768, respectively	50,549	46,272
Accounts receivable - other	18,915	16,144
Other current assets	3,810	4,183
Total current assets	121,846	95,166
Fixed assets:
Furniture and equipment	60,379	58,743
Leasehold improvements	41,038	39,194
Fixed assets, gross	101,417	97,937
Less accumulated depreciation and amortization	77,188	74,958
Fixed assets, net	24,229	22,979
Operating lease right-of-use assets	101,274	96,427
Investment in unconsolidated affiliate	12,346	12,215
Goodwill	442,761	434,679
Other identifiable intangible assets, net	92,655	86,382
Other assets	1,333	1,578
Total assets	$796,444	$749,426

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$3,793	$3,268
Accounts payable - due to seller of acquired business	3,203	3,203
Accrued expenses	41,246	45,705
Current portion of operating lease liabilities	32,083	30,475
Current portion of term loan and notes payable	4,780	830
Total current liabilities	85,105	83,481
Notes payable, net of current portion	4,258	3,587
Revolving line of credit	-	114,000
Term Loan, net of current portion and deferred financing costs	144,631	-
Deferred taxes	19,483	14,385
Operating lease liabilities, net of current portion	77,776	74,185
Other long-term liabilities	4,858	7,345
Total liabilities	336,111	296,983

Redeemable non-controlling interest - temporary equity	151,400	155,262

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
15,218,982 and 15,126,160 shares issued, respectively	152	151
Additional paid-in capital	106,801	102,688
Accumulated other comprehensive loss	(395)	-
Retained earnings	232,247	224,395
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	307,177	295,606
Non-controlling interest - permanent equity	1,756	1,575
Total USPH shareholders' equity and non-controlling interest - permanent equity	308,933	297,181
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$796,444	$749,426

U.S. Physical Therapy Press Release	Page 13
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
OPERATING ACTIVITIES
Net income including non-controlling interest and earnings from unconsolidated affiliates, net	$27,238	$29,358
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	7,298	5,484
Provision for credit losses	2,856	2,564
Equity-based awards compensation expense	3,660	3,405
Deferred income taxes	4,307	3,160
Loss on revaluation of put-right liability	14	-
(Gain) loss on sale of clinics and fixed assets	(614)	106
Earnings in unconsolidated affiliate	(679)	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(7,459)	(5,325)
(Increase) decrease in accounts receivable - other	(2,862)	129
(Increase) decrease in other assets	230	(255)
Decrease in accounts payable and accrued expenses	(3,891)	(3,672)
(Decrease) increase in other long-term liabilities	(2,587)	602
Net cash provided by operating activities	27,511	35,556

INVESTING ACTIVITIES
Purchase of fixed assets	(4,569)	(3,301)
Purchase of majority interest in businesses, net of cash acquired	(11,799)	(20,402)
Purchase of redeemable non-controlling interest, temporary equity	(8,648)	(9,536)
Purchase of non-controlling interest, permanent equity	(156)	-
Proceeds on sales of partnership interest, clinics and fixed assets	740	(168)
Distributions from unconsolidated affiliate	548	-
Proceeds on sales of redeemable non-controlling interest-temporary	344	32
Net cash used in investing activities	(23,540)	(33,375)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(7,202)	(9,398)
Cash dividends paid to shareholders	(10,659)	(9,028)
Proceeds from revolving line of credit	61,000	128,000
Proceeds from term loan	150,000	-
Payments on revolving line of credit	(175,000)	(106,000)
Principal payments on notes payable	(338)	(4,207)
(Payment) receipt of Medicare Accelerated and Advance Funds	-	(14,054)
Payment of deferred financing costs	(1,779)	-
Other	12	7
Net cash used in financing activities	16,034	(14,680)

Net decrease in cash and cash equivalents	20,005	(12,499)
Cash and cash equivalents - beginning of period	28,567	32,918
Cash and cash equivalents - end of period	$48,572	$20,419

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,524	$6,967
Interest paid	$1,319	$741
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$374	$550
Purchase of businesses - contingent consideration	$-	$1,000
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$948	$-
Notes payable due to purchase of non-controlling interest, permanent equity	$296	$-
Notes receivable related to sale of partnership interest	$-	$287
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$1,476	$-

U.S. Physical Therapy Press Release	Page 14
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statements of income less the change in the revaluation of the put-right liability.  In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, gain on revaluation of put-right liability, equity-based awards compensation expense and related portion for non-controlling interests.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Management uses Operating Results and Adjusted EBITDA, which eliminates certain items described above that can be subject to volatility and unusual costs, as one the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results and Adjusted EBITDA is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 15
August 4, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
2022 PERIODS COMPARED TO 2021 PERIODS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 *	2022	2021 *
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$11,195	$12,436	$19,994	$20,609
Credit (charges) to retained earnings:
Revaluation of redeemable non-controlling interest	210	(2,549)	57	(9,819)
Tax effect at statutory rate (federal and state) of 25.55%	(54)	651	(15)	2,508
	$11,351	$10,538	$20,036	$13,298

Earnings per share (basic and diluted)	$0.87	$0.82	$1.55	$1.03

Adjustments:
Change in revaluation of put-right liability	617	-	14	-
Revaluation of redeemable non-controlling interest	(210)	2,549	(57)	9,819
Tax effect at statutory rate (federal and state)	(104)	(651)	11	(2,508)
Operating Results (a non-GAAP measure)	$11,654	$12,436	$20,004	$20,609

Basic and diluted Operating Results per share (a non-GAAP measure)	$0.90	$0.96	$1.54	$1.60

Shares used in computation - basic and diluted	12,998	12,902	12,968	12,886

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income attributable to USPH shareholders	$11,195	$12,436	$19,994	$20,609

Adjustments:
Depreciation and amortization	3,474	2,803	7,298	5,484
Other and interest income	(679)	(46)	(725)	(100)
Change in revaluation of put-right liability	617	-	14
Interest expense - debt and other, net	987	236	1,527	483
Provision for income taxes	4,239	4,567	7,737	7,511
Equity-based awards compensation expense	1,814	1,754	3,660	3,405
Allocation to non-controlling interests	(300)	(305)	(697)	(602)
Adjusted EBITDA (a non-GAAP measure)	$21,347	$21,445	$38,808	$36,790

* Revised to conform to current year presentation.

U.S. Physical Therapy Press Release	Page 16
August 4, 2022

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF PHYSICAL THERAPY OPERATIONS
CLINIC COUNT

Date	Number of Clinics

March 31, 2021	564
June 30, 2021	575
September 30, 2021	579
December 31, 2021	591

March 31, 2022	601
June 30, 2022	608